Exhibit 4.2

CONSULTANT COMPENSATION AGREEMENT

THIS CONSULTANT COMPENSATION AGREEMENT (the "Plan") is made this 29th day of August, 2003, among Cal-Bay International, Inc., a Nevada corporation ("Cal-Bay"); and Cletha A. Walstrand (“Consultant”).

WHEREAS, the Board of Directors of Cal-Bay has adopted a written compensation agreement for compensation of Consultants who are natural persons; and

WHEREAS, Cal-Bay has previously engaged the Consultant to provide services at the request of and subject to the satisfaction of its management; and

WHEREAS, the Consultant has provided services at the request and subject to the approval of the management of Cal-Bay; and

WHEREAS, the services performed and to be performed by the Consultant include the following:

(1)

Preparing Forms 10-QSB and 10-KSB to be filed with the Securities and Exchange Commission;

(2)

Performing general legal services not in connection with any fund raising activities.

WHEREAS, Cal-Bay and the Consultant intend that this Plan and the services performed above shall be made, requested and performed in such a manner that this Plan shall be a "written compensation agreement" as defined in Rule 405 of the Securities and Exchange Commission ("Commission") pursuant to which Cal-Bay may issue "freely tradeable" shares (except as may be limited by "affiliate" status) of its common stock as payment for services rendered pursuant to an S-8 Registration Statement to be filed with the Commission by Cal-Bay;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, it is agreed:

Section 1

Compensation Plan

1.1  Employment.  Cal-Bay hereby employs the Consultant and the consultant hereby accepts such employment, and has and will perform the services requested by management of Cal-Bay to its satisfaction during the term hereof.  The services performed by the Consultant have been and will be personally rendered by the Consultant, and no one acting for or on behalf of the Consultant, except those persons normally employed by the consultant in rendering services to others, such as legal associates, secretaries, bookkeepers and the like.

1.2  Independent Contractors.  Regardless of the Consultant’s status as "employees" under Rule 405 of the Commission, all services rendered by the Consultant have been rendered as an independent contractor, and the Consultant shall be liable for any FICA taxes, withholding or other similar taxes or charges, and the Consultant shall indemnify and hold Cal-Bay harmless therefrom; it is understood and agreed that the value of all such items has been taken into account by the Consultant in computing the rate for the services the Consultant has rendered and agreed to render to Cal-Bay.

1.3  Term.  All services performed at the request of Cal-Bay by the Consultant have either been performed and completed, or shall be performed within one year from the date hereof, at which time this Plan shall terminate, unless extended by written agreement of Cal-Bay and the Consultant for one additional year.

1.4  Payment.  Cal-Bay and the Consultant agree that Cal-Bay shall pay the Consultant for the services performed under this Plan by the issuance of 450,000 shares of its common stock; provided, however, such shares of common stock shall be issued pursuant to and shall be subject to the filing and effectiveness of a Registration Statement on Form S-8 covering such shares with the Commission.

1.5  Common Stock Price.  The Consultant assumes the risk of any decrease in the per share price or value of the shares of common stock of Cal-Bay that may be issued by Cal-Bay for services performed by the Consultant, and the Consultant agrees that any such decrease shall in no way affect the rights, obligations or duties of the Consultant.

1.6  Limitation on Services.  None of the services rendered by the Consultant and paid for by the issuance of shares of common stock of Cal-Bay shall be services related to any "capital raising" or “stock promotion” transaction.

1.7  Delivery of Shares.  Upon effectiveness of Registration Statement on Form S-8 of the Commission covering the shares, one or more stock certificates representing such shares shall be delivered to the Consultant at the address listed in Section 6.2 of this Plan, unless another address shall be provided to Cal-Bay in writing prior to the issuance of such shares.

1.8  Adjustments in the Number of Shares of Common Stock and Price Per Share.  Cal-Bay and the Consultant agree that the number of shares of common stock issued by Cal-Bay to the Consultant for services performed under this Plan is based on the average price per share for the 30 days preceding this Plan.  However, in the event Cal-Bay shall undergo a merger, consolidation, reorganization, recapitalization, declare a stock dividend of its shares of common stock or cause to be implemented a forward or reverse stock split which affects the present number of issued and outstanding shares of common stock of Cal-Bay prior to the issuance of shares to the Consultant, that the number of shares issuable to the Consultant for services actually rendered hereunder after such event shall be appropriately adjusted to reflect any such event.

1.9 Effective Date.  The Effective Date of the Plan shall be the day and year first written above.

Section 2

Representations and Warranties of Cal-Bay

Cal-Bay represents and warrants to, and covenants with, the Consultant as follows:

2.1  Corporate Status.  Cal-Bay is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

2.2  Compensation Plan.  The Board of Directors of Cal-Bay has duly adopted a Compensation Plan as defined in Rule 405 of the Commission pursuant to which Cal-Bay may issue "freely tradeable" shares of its common stock as payment for services rendered, subject to the filing and effectiveness of an S-8 Registration Statement to be filed with the Commission by Cal-Bay.

2.3  Registration Statement on Form S-8.  Cal-Bay shall engage the services of a competent professional to prepare and file a Registration Statement on Form S-8 with the Commission to cover the shares of common stock to be issued under the Plan; shall cooperate with such professional in every manner whatsoever to the extent reasonably required or necessary so that such Registration Statement shall be competently prepared, which such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and which such Registration Statement shall become effective immediately upon its filing; such Registration Statement shall be prepared at the sole cost and expense of Cal-Bay; and Cal-Bay will provide to the Consultant prior to the issuance and delivery of any such shares of common stock a copy of such Registration Statement, the Compensation Plan adopted by its Board of Directors, all quarterly, annual or current reports or other documents incorporated by reference into such Registration Statement and any other similar reports filed or publicly disseminated following the effective date of any such Registration Statement.

2.4  Federal and State Securities Laws, Rules and Regulations. Cal-Bay shall fully comply with any and all federal or state securities laws, rules and regulations governing the issuance of any such shares of common stock.

2.5  Limitation on Services.  Cal-Bay shall not request the Consultant to perform any services in connection with any "capital raising" or “stock promotion” transaction under this Plan.

2.6  Reports with the Commission.  Cal-Bay is required to file reports with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and Cal-Bay has or will file with the Commission all reports required to be filed by it forthwith, and shall continue to file such reports with the Commission so long as required, but for a period of not less than one year; and such reports are or will be true and correct in every material respect.

2.7  Corporate Authority and Due Authorization.  Cal-Bay has full corporate power and authority to enter into this Plan and to carry out its obligations hereunder.  Execution of this Plan and performance by Cal-Bay hereunder have been duly authorized by all requisite corporate action on the part of Cal-Bay, and this Plan constitutes a valid and binding obligation of Cal-Bay and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of Cal-Bay.

Section 3

Representations and Warranties of the Consultant

The Consultant represents and warrants to, and covenants with, Cal-Bay as follows:

3.1  Employment.  The Consultant hereby accepts employment by Cal-Bay for the services performed pursuant to this Agreement. The services performed by the Consultant have been personally rendered by the Consultant, and no one acting for or on behalf of the Consultant.

3.2  Accredited Investors.  The Consultant represents and warrants that, by reason of income, net assets, education, background and business acumen, the Consultant has the experience and knowledge to evaluate the risks and merits attendant to an investment in shares of common stock of Cal-Bay, either singly or through the aid and assistance of a competent professional, and is fully capable of bearing the economic risk of loss of the total investment of services; further, the Consultant is an  "accredited investor" as that term is defined under the 1933 Act or the rules and regulations promulgated thereunder.

3.3  Suitability of Investment.  Prior to the execution of this Plan, the Consultant shall have provided the services outlined in the Plan, and the Consultant, singly, or through the advice of a competent professional, fully believes that an investment in shares of common stock of Cal-Bay is a suitable investment for the Consultant.

3.4  Limitation on Services.  None of the services rendered by the Consultant and paid for by the issuance of shares of common stock of Cal-Bay shall be services related to any "capital raising" transaction.

3.5  Authority and Authorization.  The Consultant has full power and authority to enter into this Plan and carry out the obligations hereunder.  Execution of this Plan and performance by the Consultant constitutes a valid and binding obligation of the Consultant and performance hereunder will not violate any other agreement to which the Consultant is a party.

Section 4

Indemnity

Cal-Bay and the Consultant agree to indemnify and hold the other harmless for any loss or damage resulting from any misstatement of a material fact or omission to state a material fact by the other contained herein or contained in the S-8 Registration Statement of Cal-Bay to be filed hereunder, to the extent that any misstatement or omission contained in the Registration Statement was based upon information supplied by the other.

Section 5

Termination

Prior to the performance of services hereunder, this Plan may be terminated (1) by mutual consent of Cal-Bay and the Consultant in writing; (2) by either the Directors of Cal-Bay or the Consultant if there has been a material misrepresentation or material breach of any warranty or covenant by the other party; and (3) shall automatically terminate at the expiration of the term hereof, provided, however, all representations and warranties shall survive the termination hereof; provided, further, however, that any obligation of Cal-Bay to pay for any services actually rendered by the Consultant hereunder shall survive any such termination.

Section 6

General Provisions

6.1  Further Assurances.  At any time, and from time to time, after the execution hereof, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Plan.

6.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested.

If to the Company:

Cal Bay International, Inc.

Attn:  Robert Thompson

1582 Parkway Loop,  Suite G

Tustin, CA  92780

If to the Consultant:

Cletha A. Walstrand

8 East Broadway,  Suite 609

Salt Lake City,  UT  84111

6.3  Entire Agreement.  This Plan constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation, or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

6.4  Headings.  The section and subsection headings in this Plan are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan.

6.5  Governing law.  This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, except to the extent pre-empted by federal law, in which event (and to that extent only), federal law shall govern.

6.6  Assignment.  Neither Cal-Bay nor the Consultant can assign any rights, duties or obligations under this Plan, and in the event of any such assignment, such assignment shall be deemed null and void.

6.7  Counterparts.  This Plan may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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SIGNATURES

IN WITNESS WHEREOF, the parties have executed this Plan effective the day and year first above written.

Cal-Bay International, Inc.

/s/Robert Thompson

CEO and Chairman of the Board

Date: August 29, 2003

Consultant

/s/Cletha A. Walstrand

8 East Broadway, Suite 609

Salt Lake City, UT 84111

Date: August 29, 2003